Exhibit 2.1

CUSTODIAL TRANSFER

AND

ASSET PURCHASE AGREEMENT

by and between

CONDUENT BUSINESS SERVICES, LLC

and

HEALTHEQUITY, INC.

dated as of September 18, 2023

-i-

-ii-

Exhibit A	Form of Master Services Agreement
Exhibit B	Partner Agreement Key Terms
Exhibit C	Custodian Resignation Letter Key Terms

Schedule 1	Seller Disclosure Schedule
Schedule 2	HSA Post-Conversion Services
Schedule 2.1	Acquired Assets
Schedule 2.2(a)	Excluded Assets
Schedule 3	In-Kind Investment Assets Transfer
Schedule 4	CHCS Employer Clients
Schedule 5.2	Transfer Related Expenses Amount
Schedule 6.2(a)	CDB Account Transition

-iii-

CUSTODIAL TRANSFER AND ASSET PURCHASE AGREEMENT

This CUSTODIAL TRANSFER AND ASSET PURCHASE AGREEMENT, dated as of September 18, 2023 (this “Agreement”), is by and between Conduent Business Services, LLC, a Delaware limited liability company (“Seller”), and HealthEquity, Inc., a Delaware corporation (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is a party to that certain HSA and MSA Services Terms and Conditions between Conduent HR Services, LLC (“Conduent HR”) and The Bank of New York Mellon (the “Custodian”), entered into as of July 20, 2021 (the “Custodian Agreement”), pursuant to which the Custodian acts as a qualified custodian (pursuant to Section 223 of the Internal Revenue Code of 1986, as amended (the “Code”)) for certain Health Savings Accounts (as hereinafter defined), which Seller offers together with certain CDB Account Engagements (each as hereinafter defined);

WHEREAS, the Health Savings Accounts for which the Custodian acts as qualified custodian on Seller’s behalf, together with the CDB Account Engagements, are herein referred to as the “Account Portfolio;”

WHEREAS, Seller is willing (i) to cease offering the Account Portfolio and (ii) to cause the Custodian to resign as qualified custodian for the Health Savings Accounts contained therein, and in connection therewith is willing to complete or to cause the Custodian to complete the Custodial Transfer (as hereinafter defined);

WHEREAS, Buyer is willing to accept the Custodial Transfer and desires to purchase and assume from Seller, the Acquired Assets (as hereinafter defined) and the Assumed Liabilities (as hereinafter defined), all as more fully described herein; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

Article I
Definitions

Section 1.1         Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1 (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

“Accounts” shall mean (i) all of the Health Savings Accounts and Medical Savings Accounts, which may be comprised of a Deposit Account, an Investment Account or both, offered by Seller and for which the Custodian serves as custodian on behalf of Seller and (ii) all of the CDB Account Engagements offered by Seller.

“Account Agreements” shall mean each agreement, including a custodial agreement (together, in each case, with all modifications, amendments, supplements or other changes thereto), entered into between Seller or Custodian, on the one hand, and an Account Holder, on the other hand, under which an Account is established and which contains the terms and conditions applicable to the Account.

“Account Assets” shall mean Cash Assets together with Investment Assets.

“Account Files” shall mean the following information in respect of the Accounts: (i) the demographic information used to process and service the Accounts, (ii) available balance information, (iii) historical transaction information and (iv) information collected in accordance with Seller or Custodian’s Customer Identification Program (CIP) procedures.

“Account Holder” shall mean a Person in whose name an Account has been established, whether individually or pursuant to an arrangement with such Account Holder’s employer, and any authorized users of such Account.

“Account Liabilities” shall mean all deposit and other liabilities, including all Accrued Interest, with respect to the Accounts.

“Account Portfolio” shall have the meaning set forth in the Recitals.

“Accrued Interest” shall mean, as of any date, with respect to the Deposit Accounts, interest that has been accrued on but not paid to such Deposit Accounts.

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Buyer) contemplating or otherwise relating to an acquisition of the Acquired Assets.

“Adjustment Multiple” shall mean 0.1529493309.

“Adjustment Statement” shall have the meaning set forth in Section 2.8(a).

“Affiliate” shall mean any individual, partnership, corporation, entity or other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

“Agreed Claims” shall have the meaning set forth in Section 9.4(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.6(b).

“Applicable Law” shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation or regulation (including those of any Governmental Authority or self-regulatory organization), applicable to and legally binding on Buyer or Seller or any of their respective Affiliates.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Audit Firm” shall have the meaning set forth in Section 2.6(b).

“Available Balance Report” shall have the meaning set forth in Section 5.8.

“Average Holding Share Price” shall mean (i) for a security traded on a securities exchange, the average of the closing share prices for a share of the applicable security on its primary securities exchange for each Trading Day during the thirty (30) day period ending on the Trading Day immediately prior to the applicable Conversion Date for such security, and (ii) for a mutual fund, the average of the net asset value of a share of such mutual fund for each Trading Day during the thirty (30) day period ending on the Trading Day immediately prior to the applicable Conversion Date for such mutual fund.

“Average Value” shall mean the value of the Investment Assets to be transferred to Buyer in the In-Kind Investment Assets Transfer, which value shall be calculated by multiplying (i) the number of shares of each Investment Asset transferred to Buyer as part of the In-Kind Investment Assets Transfer by (ii) the Average Holding Share Price of such Investment Asset.

“Benefit Plan” shall mean each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller or any of its Affiliates for the benefit of any Employee or any spouse or dependent of such Employee, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bulk Cash Assets Transfer” shall have the meaning set forth in Section 5.8.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks in Salt Lake City, Utah are authorized or required to close for regular banking business.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Fundamental Representations” shall mean the representations and warranties of Buyer set forth in Section 4.1 (Organization and Related Matters), Section 4.2(a) (Authority; No Violation) and Section 4.5 (No Broker).

“Buyer Indemnitees” shall have the meaning set forth in Section 9.2(a).

“Buyer Material Adverse Effect” shall mean, with respect to Buyer, any circumstance, change, development, condition or event that, individually or in the aggregate, prevents, or would be reasonably likely to prevent, Buyer from consummating the Transactions on a timely basis and fulfilling its obligations under this Agreement, but in each case excluding any effect to the extent arising out of or resulting from (i) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (ii) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (iii) changes, after the date hereof, in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (iv) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with Buyer, (v) the commencement, occurrence, continuation or escalation of any war, sabotage, armed hostilities or acts of terrorism, or (vi) any acts of God, natural disasters, epidemic, pandemic or disease outbreak (including the COVID-19 virus and related pandemic), unless, in the case of the foregoing clauses (i) through (iii) and clauses (v) and (vi) such circumstance, change, development, condition or event has a disproportionate effect on Buyer compared to other Persons in the industry or geographic region in which Buyer conducts business.

“Card” shall mean any form of credit card, debit card, charge card, stored value card, loyalty card, virtual card, electronic check or other financial transaction device used for the purpose of obtaining credit or debiting accounts that is now or hereafter effected through transactions with merchants.

“Card Associations” shall mean VISA, Inc., MasterCard International Incorporated, the American Express Company, Diners Club International, Discover Network or any other Card or payment sponsorship organization, association, or network and any successor organization, association, or network to any of the foregoing.

“Cash Assets” shall mean any and all cash held on deposit in a Deposit Account or cash held in an Investment Account.

“CDB Account Engagements” shall mean all non-HSA and non-MSA consumer-directed benefit administration engagements offered by Seller.

“CDB Account Transition Period” shall have the meaning set forth in Section 6.1.

“CDB Accounts” shall mean all non-HSA and non-MSA consumer-directed benefit accounts, including, flexible spending accounts, health reimbursement arrangements, health incentive accounts, lifestyle accounts, commuter benefits, and other consumer-directed savings, spending and reimbursement accounts.

“CHCS Employer Client” shall mean an employer client associated with Conduent Human Capital Solutions set forth on Schedule 4.

“Claim Notice” shall have the meaning set forth in Section 9.4(a).

“Code” shall have the meaning set forth in the Recitals.

“Confidentiality Agreement” shall mean that certain Amended and Restated Non-Disclosure Agreement, dated as of March 16, 2023, by and between Seller and Buyer.

“Consent” of a Person shall mean any consent, waiver, authorization, approval, concession, license, Permit, variance, exemption or Order of, registration, certificate, declaration or filing with or report or notice to such Person.

“Continuing Accounts” shall mean the HSA Accounts and MSA Accounts for which Buyer shall have become custodian following the Custodial Transfer in accordance with the terms hereof. For the avoidance of doubt, “Continuing Accounts” shall exclude any Accounts for which the Account Assets contained therein shall not have been transferred to the custody of Buyer, in the cases of Accounts comprised of HSAs, whether as a result of objection by the applicable Account Holder or otherwise.

“Contract” with respect to a Person shall mean any (i) written contract, agreement, arrangement, commitment, undertaking, license or other instrument (including all amendments, modifications, supplements or other changes thereto) to which the applicable Person is a party or by which the applicable Person or any of its properties or assets is bound or (ii) oral contract, agreement, arrangement, commitment, undertaking, license or other instrument pursuant to which the applicable Person is a party and has recorded revenue from such agreement within the twelve (12) month period preceding the Signing Date.

“Controlled Group Liability” shall mean any and all Liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) resulting from a violation of the continuation coverage requirements of COBRA or the group health plan requirements of Sections 701 through 734, inclusive, of ERISA, or (v) under corresponding or similar provisions of foreign laws or regulations.

“Controlling Party” shall have the meaning set forth in Section 9.4(d).

“Conversion Date(s)” shall mean the Initial Conversion Date, the Interim Conversion Date and the Final Conversion Date.

“Custodial Transfer” shall mean the transfer from or on behalf of Seller to Buyer of custody of the Accounts that are HSAs, together with the transfer from or on behalf of Seller to Buyer (or its designee) of the Account Assets held therein.

“Custodian Agreement” shall have the meaning set forth in the Recitals.

“Custodian Resignation Letter” shall have the meaning set forth in Section 5.1.

“Damages” shall have the meaning set forth in Section 9.2(a).

“Data Protection Laws” shall have the meaning set forth in Section 3.12(a).

“Data Protection Requirements” shall have the meaning set forth in Section 3.12(a).

“Deposit Account” shall mean deposit accounts, as such term is used in 12 U.S.C. 1813(1)(1), that are Health Savings Accounts or Medical Savings Accounts, including Accrued Interest and uncollected funds.

“Dispute Notice” shall have the meaning set forth in Section 2.8(b).

“Electronic Document” shall have the meaning set forth in Section 12.7.

“Employee” shall mean any current or former officer, employee, individual consultant or other individual service provider of Seller or any of its Affiliates.

“Enterprise Partner” shall mean any Person with whom Seller or an Affiliate thereof is partnered through Contract to offer Accounts to individuals employed or enrolled by such Person, including any such Person associated with a Health Plan Partner, in each case other than a Health Plan Partner or CHCS Employer Client.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean all employers (whether or not incorporated) that would be treated together with Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Excluded Taxes” shall mean (i) any Taxes of Seller or any Affiliate thereof, (ii) all other Taxes attributable to periods ending on or prior to the applicable Conversion Date, and (iii) Taxes of any other Person for which Seller or any of its Affiliates is liable as a transferee or successor, by operation of Applicable Law or by Contract, other than a Contract entered into in the ordinary course of business and the principal purpose of which does not relate to Taxes.

“Final Conversion Date” shall mean (i) the later of (A) May 9, 2024, or (B) 45 calendar days after the date that all of the conditions set forth in Section 10.1 and Section 10.2 are satisfied or duly waived or (ii) such other later date as may be mutually and reasonably agreed upon by Buyer and Seller. In the event this Agreement is terminated pursuant to Section 11.1(d), the last Conversation Date to occur shall be deemed the Final Conversion Date for purposes of this Agreement.

“Fraud” shall mean actual and intentional fraud, with respect to any of the representations and warranties contained in Article III, Article IV, or in any other document delivered hereunder. For the avoidance of doubt, “Fraud” will not include any type of equitable fraud, constructive fraud, statutory fraud, negligent misrepresentation or omission, promissory fraud, unfair dealings fraud, or any form of fraud premised on recklessness, negligence, or similar theories.

“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Health Plan Partner” shall mean any Person that is a health insurance provider or administrator with whom Seller or an Affiliate of Seller is partnered through Contract to offer Accounts either (i) directly to a Person or (ii) through an Enterprise Partner.

“Health Savings Account” or “HSA” shall mean a “health savings account” as defined in Section 223 of the Code.

“HSA Account” shall mean an Account that is a Health Savings Account, which may be comprised of a Deposit Account, an Investment Account or both, offered by Seller and for which the Custodian serves as the custodian on behalf of Seller pursuant to the Custodian Agreement.

“HSA Account Holder” shall mean an Account Holder in whose name an HSA Account has been established, whether individually or pursuant to an arrangement with such Account Holder’s employer.

“HSA/MSA Notice Period” shall have the meaning set forth in Section 5.4.

“HSA/MSA Transition Period” shall have the meaning set forth in Section 5.3.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-Kind Investment Asset Allocation Report” shall have the meaning set forth in Section 5.12.

“In-Kind Investment Assets Transfer” shall have the meaning set forth in Section 5.12.

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Initial Conversion Date” shall mean (i) the later of (A) March 7, 2024, or (B) 45 calendar days after the date that all of the conditions set forth in Section 10.1 and Section 10.2 are satisfied or duly waived or (ii) such other later date as may be mutually and reasonably agreed upon by Buyer and Seller.

“Interfering Activities” shall mean soliciting any employer (including any Enterprise Partner and CHCS Employer Client) or Account Holder associated with the Account Portfolio or the CDB Account Engagements with respect to the provision of HSA or consumer-directed benefit administrative or custodial services in the United States or encouraging, soliciting or inducing any such employer (including any Enterprise Partner and CHCS Employer Client) or Account Holder to cease doing business with, or reduce the amount of business conducted with Buyer or in any way interfere with the relationship between such employer (including any Enterprise Partner and CHCS Employer Client) or Account Holder and Buyer in the United States.

“Interim Conversion Date” shall mean (i) the later of (A) April 11, 2024, or (B) 45 calendar days after the date that all of the conditions set forth in Section 10.1 and Section 10.2 are satisfied or duly waived or (ii) such other later date as may be mutually and reasonably agreed upon by Buyer and Seller.

“Investment Accounts” shall mean HSA Accounts and MSA Accounts, other than Deposit Accounts, which include securities or other non-cash investments as directed by the Account Holder pursuant to the terms of the Account Agreements.

“Investment Assets” shall mean any and all non-cash investments (including mutual funds and money-market funds) held in an Investment Account.

“Knowledge” (i) with respect to Seller shall mean the knowledge, after reasonable inquiry, of Cliff Skelton and Stephen Wood and (ii) with respect to Buyer shall mean the knowledge, after reasonable inquiry, of Jon Kessler, James M. Lucania and Delano Ladd.

“Liabilities” shall mean any and all debts, liabilities, guarantees, assurances, commitments, costs, expenses, fees and obligations, whether accrued or not accrued, fixed, known or unknown, absolute or contingent, asserted or unasserted, matured or unmatured, liquidated or unliquidated, due or to become due, or determined or determinable, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability, other Applicable Law or related to Taxes payable).

“Lien” shall mean any lien, claim, charge, option, encumbrance, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal, pledge or security interest or other restriction of any kind, but excluding, with respect to any Account, record keeping rights of Custodian under and pursuant to the Custodian Agreement prior to the applicable Conversion Date for such Account.

“Lower Target HSA Assets Amount” shall mean $2,500,828,200.00.

“Master Services Agreement” shall mean a Master Services Agreement to be entered into by and between Buyer and Seller prior to the Initial Conversion Date, substantially in the form attached hereto as Exhibit A.

“Material Contract” shall have the meaning set forth in Section 3.4.

“Material Permit” shall have the meaning set forth in Section 3.8(c).

“Medical Savings Account” or “MSA” shall mean Medicare Advantage Medical Savings Accounts.

“MSA Account” shall mean an Account that is a Medical Savings Account, which may be comprised of a Deposit Account, an Investment Account or both, offered by Seller and for which the Custodian serves as the custodian on behalf of Seller pursuant to the Custodian Agreement.

“MSA Account Holder” shall mean an Account Holder in whose name an MSA Account has been established, whether individually or pursuant to an arrangement with such Account Holder’s employer.

“Network Rules” shall mean the rules and regulations of any Card Association.

“Non-Controlling Party” shall have the meaning set forth in Section 9.4(d).

“Order” shall mean any order, judgment, injunction, award, decree, writ or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Partner Agreement” shall mean a Partner Agreement to be entered into by and between Buyer and Seller prior to the Initial Conversion Date, in a form mutually agreeable to Buyer and Seller, which shall include the key terms attached hereto as Exhibit B.

“Permits” shall mean all municipal, state and federal and other governmental permits, licenses, registrations, agreements, waivers and authorizations held or used by the applicable Person in connection with the Account Portfolio and the operation of the Account Portfolio.

“Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or other business entity.

“Personal Data” shall mean (i) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, or (ii) “protected health information,” “personal data,” “personal information,” “personally identifiable information,” or the equivalent term under applicable Data Protection Laws, or when referring to a Data Protection Requirement.

“Plan Year End” shall mean the conclusion of the benefit plan year, including any run-out or grace periods, as provided in an Enterprise Partner plan document (whether or not corresponding to calendar year end) in which benefits associated with CDB Accounts are provided to Seller’s Enterprise Partners.

“Privacy Policies” shall have the meaning set forth in Section 3.12(a).

“Proceedings” shall have the meaning set forth in Section 3.7.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Representative” shall mean any directors, officers, employees, financial advisors, attorneys, accountants, agents or other representatives.

“Resignation Notice Date” shall have the meaning set forth in Section 5.1.

“Restricted Period” shall mean the period commencing on the Initial Conversion Date and ending on the fifth (5th) anniversary of the Final Conversion Date.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Conduent Incorporated with the SEC.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Disclosure Schedule” shall mean the disclosure schedule dated as of the date of this Agreement and delivered by Seller to Buyer prior to the execution and delivery of this Agreement attached hereto as Schedule 1.

“Seller Fundamental Representations” shall mean the representations and warranties of Seller set forth in Section 3.1 (Organization and Related Matters), Section 3.2(a) (Authority; No Violation), Section 3.5 (No Broker), Section 3.10 (Title) and Section 3.15 (Bankruptcy and Solvency).

“Seller Indemnitees” shall have the meaning set forth in Section 9.3(a).

“Seller Material Adverse Effect” shall mean any circumstance, change, development, condition or event that, individually or in the aggregate, (i) has or would be reasonably likely to have a material adverse effect on the Accounts, the Account Assets, the Acquired Assets, in each case, taken as a whole, or (ii) that prevents, or would be reasonably likely to prevent, Seller and/or its applicable Affiliates from consummating the Transactions on a timely basis and fulfilling its or their obligations under this Agreement, but in each case excluding any effect to the extent arising out of or resulting from (a) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks, trust companies or their holding companies generally, (b) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies, (c) changes in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks, trust companies or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (d) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees or others having business relationships with Seller, (e) the commencement, occurrence, continuation or escalation of any war, sabotage, armed hostilities or acts of terrorism, or (f) any acts of God, natural disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus and related pandemic), unless, in the case of the foregoing clauses (a) through (c) and clauses (e) and (f) such circumstance, change, development, condition or event has a disproportionate effect on Seller compared to other Persons in the industry or geographic region in which Seller conducts business.

“Signing Date” shall mean the date hereof.

“Straddle Period” shall mean any taxable period beginning on or prior to and ending after the applicable Conversion Date.

“Survival Period” shall have the meaning set forth in Section 9.1.

“Tax Claim” shall have the meaning set forth in Section 9.4(d).

“Tax Return” shall mean all returns, elections, claims for refund, declarations, reports, statements, information statements and other forms and documents (including all schedules, supplements, exhibits and other attachments thereto or amendments thereof) filed with or required to be filed with any Taxing Authority with respect to the calculation, determination, assessment or collection of any Taxes.

“Taxes” shall mean all federal, state, local or foreign net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, escheat, abandoned or unclaimed property, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax or other like assessment in the nature of a tax, in each case imposed by any Governmental Authority, together with any interest, penalty, addition to tax or additional amount imposed by any Applicable Law or Taxing Authority, whether disputed or not. For purposes of this Agreement, in the case of any Straddle Period, Taxes for any Tax period (or portion thereof) ending on or before the applicable Conversion Date shall be computed as if such taxable period ended as of the close of business on the applicable Conversion Date.

“Taxing Authority” shall mean any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Trading Day” shall mean (i) for a security that is traded on a securities exchange, a day on which the primary securities exchange of such security is open for trading, and (ii) for a mutual fund, a day on which the net asset value of such mutual fund is calculated.

“Transactions” shall mean the transactions contemplated by this Agreement including, for the avoidance of doubt, the transfer from or on behalf of Seller and its Affiliates to Buyer of the exclusive right to act as trustee and custodian and administrator, as the case may be, of the Accounts (including all Account Assets contained therein) and the right of Buyer to effect the Custodial Transfer.

“Transfer Related Expenses” shall have the meaning set forth in Section 5.2.

“Transfer Related Expenses Amount” shall have the meaning set forth in Section 5.2.

“Transfer Taxes” shall have the meaning set forth in Section 8.2.

“Transferred HSA/MSA Assets Amount” shall have the meaning set forth in Section 2.8(a).

“Upper Target HSA Assets Amount” shall mean $3,056,567,800.00.

“Wire Transfer” shall mean a payment in immediately available funds by wire transfer in lawful money of the United States to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

Article II
Sale and Purchase

Section 2.1         Sale and Purchase. On the terms and subject to the conditions of this Agreement, on the applicable Conversion Date, Seller shall or shall cause the Custodian, as applicable, to sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and acquire from or on behalf of Seller, in each case free and clear of all Liens, (a)  the exclusive right to act as custodian of the HSA Accounts and the MSA Accounts (including all Account Assets contained therein), effective as of the applicable Conversion Date, (b) the exclusive right to effect the Custodial Transfer on the applicable Conversion Date on the terms set forth herein and (c) the Contracts set forth on Schedule 2.1 (collectively, the “Acquired Assets”). For the avoidance of doubt, consummation of the Custodial Transfer shall be determined in accordance with the terms of this Agreement, including this Section 2.1 and Article V hereof.

Section 2.2         Excluded Assets. Notwithstanding the foregoing, the Acquired Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)           Cash, accounts receivable, prepaid expenses, equipment, furniture and fixtures, leasehold improvements, deposits, capitalized software development, in each case, of the Seller, and the other assets, properties and rights of the Seller specifically set forth on Section 2.2(a) of the Seller Disclosure Schedule; and

(b)           rights which accrue or will accrue to Seller and Custodian under this Agreement, the Master Services Agreement, or the Partner Agreement.

Section 2.3         Assumed Liabilities. On the terms and subject to the conditions of this Agreement, on the applicable Conversion Date, Buyer will assume and agree to pay, perform, be responsible for and discharge only the following Liabilities (collectively, the “Assumed Liabilities”): (a) all Liabilities arising immediately following the Custodial Transfer solely in respect of the Continuing Accounts comprised of HSAs and MSAs; and (b) fifty percent (50%) of any Liabilities for Transfer Taxes in connection with this Agreement and the Transactions.

Section 2.4         Excluded Liabilities. Buyer will not assume or be liable for any Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, Buyer will not assume or be liable for any of the following Liabilities, which shall constitute “Excluded Liabilities” hereunder: (a) the Account Liabilities; (b) Excluded Taxes; (c) Liabilities arising under any Contracts of Seller or its Affiliates, whether relating to the Accounts or otherwise, whenever incurred or accrued; (d) Liabilities of whatever kind and nature assessed in any Proceeding to the extent relating to the Accounts or the Account Assets prior to the Transactions, including the Custodial Transfer; (e) Liabilities relating to any breach or alleged breach of the Account Agreements in connection with the Transactions (including, for the avoidance of doubt, the Custodial Transfer); (f) Liabilities relating to any Employees of Seller or its Affiliates, including, without limitation, any Liabilities associated with any claims for wages, salary or other benefits, bonuses, commissions, overtime pay, accrued vacation or holiday pay, workers’ compensation, severance, retention, termination or other payments; (g) any Liabilities arising under or in connection with any Benefit Plan, including any Controlled Group Liability of Seller or any ERISA Affiliate; (h) fifty percent (50%) of any Liabilities for Transfer Taxes in connection with this Agreement and the Transactions; (i) any Liability relating to the CDB Account Engagements arising on or prior to the Plan Year End applicable to such CDB Accounts; (j) any Liability for which Buyer has a right to indemnification pursuant to Section 8.2; and (k) all Liabilities relating to or arising out of the Excluded Assets.

Section 2.5         Purchase Price. The “Purchase Price” for the Acquired Assets shall be an amount in cash equal to four hundred and twenty-five million U.S. dollars ($425,000,000) (the “Purchase Price”), which shall be paid by Buyer to Seller, or a designated Affiliate of Seller, by Wire Transfer as follows, subject to adjustment as set forth in Section 2.8:

(a)           on each Conversion Date, other than the Final Conversion Date if all three (3) Conversion Dates occur, an amount equal to (x) the Purchase Price multiplied by (y) a percentage equal to (i) the Transferred HSA/MSA Assets Amount actually transferred on such Conversion Date, divided by (ii) $2,775,829,316; and

(b)           only if all three (3) Conversion Dates occur, on the Final Conversion Date, an amount equal to the Purchase Price, minus the aggregate amount previously paid pursuant to Section 2.5(a) above.

Section 2.6         The Signing.

(a)           On the terms and subject to the conditions of this Agreement, the signing of this Agreement (the “Signing”) shall take place on the date hereof remotely via the electronic exchange of documents (by facsimile, .pdf, e-mail or other form of electronic communication, including via www.DocuSign.com). At the Signing each party shall deliver to the other: (i) duly executed counterparts to this Agreement and (ii) any other customary certificates or other instruments as may reasonably be requested in order to give effect to this Agreement.

(b)           Buyer and Seller agree that the Purchase Price shall be allocated among the Acquired Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within sixty (60) calendar days following the Initial Conversion Date. If Seller notifies Buyer in writing within ten (10) Business Days of receipt of the Allocation Schedule that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within ninety (90) calendar days following the Final Conversion Date, such dispute shall be resolved by a nationally recognized independent accountant mutually acceptable to Seller and Buyer (the “Audit Firm”). The fees, costs and expenses of the Audit Firm shall be borne equally by Seller and Buyer. If Seller does not object to the Allocation Schedule within such ten (10) Business Day period, the Allocation Schedule will be final, binding and non-appealable by the parties. Buyer and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. If there is an adjustment to the Purchase Price or other amounts included in the purchase price for Tax purposes prior to the Allocation Schedule being final, Buyer shall prepare a draft statement setting forth a revised Allocation Schedule, adjusted to take into account such adjustment (the “Revised Allocation”) and shall submit such Revised Allocation to Seller, as soon as reasonably practicable after the occurrence of the event resulting in such adjustment, or in the case of a Conversion Date subsequent to the Initial Conversion Date, no later than (60) calendar days following such Conversion Date. Any disagreement between Seller and Buyer regarding such Revised Allocation shall be resolved in a manner consistent with the manner in which disputes regarding the Allocation Schedule are to be resolved pursuant to this Section 2.6(b).

Section 2.7         Post-Signing Deliverables. After the Signing and on or prior to the Initial Conversion Date, Seller and Buyer will enter into the Master Services Agreement and the Partner Agreement.

Section 2.8         Post-Conversion Purchase Price Adjustment.

(a)           Provided all three (3) Conversion Dates contemplated under this Agreement occur, promptly following the Final Conversion Date, but in any event no later than sixty (60) days thereafter, Seller shall (and Seller shall cause Custodian to) prepare and deliver to Buyer a statement (the “Adjustment Statement”) setting forth Seller’s good faith calculation of (i) the aggregate amount of Cash Assets (expressed in U.S. dollars) actually transferred from Seller to Buyer in the Bulk Cash Assets Transfer and (ii) the Average Value of Investment Assets (expressed in U.S. dollars) actually transferred from or on behalf of Seller to Buyer or Buyer’s designee in the In-Kind Investments Assets Transfer (together, the “Transferred HSA/MSA Assets Amount”). The Adjustment Statement shall be accompanied by all relevant backup materials and schedules relating to the calculation of the Transferred HSA/MSA Assets Amount in detail reasonably acceptable to Buyer.

(b)           In the event that Buyer disputes the calculation of the Transferred HSA/MSA Assets Amount set forth in the Adjustment Statement, Buyer shall notify Seller in writing (the “Dispute Notice”) of the amount, nature and basis of such dispute within ten (10) Business Days after delivery of the Adjustment Statement. In the event of such a dispute, Seller and Buyer shall first use their diligent good faith efforts to resolve such dispute among themselves. If Seller and Buyer are unable to resolve the dispute within thirty (30) calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to the Audit Firm.

(c)           If any dispute is submitted to the Audit Firm, each party will furnish to the Audit Firm such work papers and other documents and information relating to the disputed issues as the Audit Firm may reasonably request and are available to that party. Each party shall be afforded the opportunity to present to the Audit Firm material relating to the determination and to discuss the determination with the Audit Firm at a meeting with all parties present. The Audit Firm shall not attribute a value to any disputed amount greater than the greatest amount proposed by either party or an amount less than the least amount proposed by either party. The written decision of the Audit Firm shall be rendered within no more than sixty (60) days from the date that the matter is referred to such firm and shall be final and binding on the parties and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the calculation of the Transferred HSA/MSA Assets Amount set forth in the Adjustment Statement (as determined in such dispute resolution) shall be determined final. The costs and expenses of the Audit Firm shall be allocated by the Audit Firm between Buyer, on the one hand, and Seller, on the other hand, equally.

(d)           Provided all three (3) Conversion Dates contemplated under this Agreement occur, if the Transferred HSA/MSA Assets Amount is less than the Lower Target HSA Assets Amount, then Seller shall, promptly after the final determination of the Transferred HSA/MSA Assets Amount pursuant to this Section 2.8, and in any event within three (3) Business Days thereof, refund by Wire Transfer to Buyer an amount in cash equal to the Adjustment Multiple multiplied by the dollar value of such shortfall amount. If the Transferred HSA/MSA Assets Amount is greater than the Upper Target HSA Assets Amount, then Buyer shall, promptly after the final determination of the Transferred HSA/MSA Assets Amount pursuant to this Section 2.8, and in any event within three (3) Business Days thereof, pay by Wire Transfer to Seller, or a designated Affiliate of Seller, an amount in cash equal to the Adjustment Multiple multiplied by the dollar value of such excess amount. All amounts paid pursuant to this Section 2.8(d) shall be deemed to be an adjustment to the Purchase Price.

(e)           In the event that Seller fails to deliver timely an Adjustment Statement in accordance with Section 2.8(a) above, no later than forty five (45) days following the Final Conversion Date, Buyer shall deliver to Seller an Adjustment Statement prepared in good faith by Buyer setting forth Buyer’s calculation of the Transferred HSA/MSA Assets Amount, which statement shall be conclusive and binding on the parties upon delivery to Seller. Following delivery of the Adjustment Statement in accordance with this Section 2.8(e), the Purchase Price shall be adjusted and refunded or paid, as applicable, in accordance with Section 2.8(d).

Article III
Representations and Warranties of Seller

Except as set forth in (i) the Seller Disclosure Schedule (it being agreed that (A) disclosure in any section of the Seller Disclosure Schedule shall apply to the indicated section of this Agreement and to all other sections of this Agreement to the extent that it is readily apparent from the face of such disclosure that such matter is relevant to such other sections and (B)  the inclusion of any information in the Seller Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would reasonably be expected to result in a Seller Material Adverse Effect), and (ii) any SEC Report filed with or furnished to the SEC since January 1, 2020 and publicly available prior to the date hereof, Seller hereby represents and warrants as of the Signing Date and each Conversion Date (except to the extent made only as of a specified date, in which case as of such date) to Buyer as follows:

Section 3.1         Organization and Related Matters.

(a)           Seller is a duly organized and validly existing limited liability company. Seller is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

(b)           Seller has such power and authority as set forth in the Custodian Agreement and that certain letter agreement by and among the Custodian, Buyer, Conduent HR and Seller, dated September 15, 2023 (the “Letter Agreement”) to cause the Custodian to effect the Custodial Transfer.

Section 3.2         Authority; No Violation.

(a)           Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by all necessary limited liability company action on the part of Seller. No other limited liability company proceeding on the part of Seller or its Affiliates is necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Seller and its Affiliates, as applicable, and, assuming due authorization, execution and delivery by Buyer, this Agreement constitute a valid and binding obligation of Seller and its Affiliates, as applicable, enforceable against Seller and its Affiliates, as applicable, in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement by Seller or its Affiliates, nor the consummation by Seller or its Affiliates of the Transactions nor compliance by Seller or its Affiliates with any of the terms or provisions hereof does or will (i) violate any provision of the certificate of organization, operating agreement, or similar organization documents of Seller or its Affiliates, or (ii) assuming that the consents and approvals referred to in Section 3.3 are duly obtained, (A) violate any Applicable Law or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on consummation of the Transactions, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Acquired Assets under any of the terms, conditions or provisions of any Contract to which Seller or any Affiliate thereof is a party relating to the Acquired Assets or Account Assets, or by which the Acquired Assets or Account Assets may be bound or affected, except (in the case of this clause (ii)(B)) for such violations, conflicts, breaches, defaults or loss of benefits which would not reasonably be expected to be material to the ongoing custody and administration of the Accounts.

Section 3.3         Consents and Approvals. Except as set forth on Section 3.3 of the Seller Disclosure Schedule and for filings required under the HSR Act, Seller is not required to obtain any Consent of, or provide notice to, any Governmental Authority or other Person in connection with (i) the execution and delivery by Seller or its Affiliates, as applicable, of this Agreement or (ii) the consummation by Seller or its Affiliates, as applicable, of the Transactions (including, for the avoidance of doubt, the Custodial Transfer and the liquidation of Investment Assets included in the Custodial Transfer).

Section 3.4         Material Contracts. Seller has provided Buyer with true, correct and complete copies of each (i) Account Agreement, including the Custodian Agreement, (ii) each Contract for each of the top ten (10) Enterprise Partners by number of HSA Accounts, (iii) each Contract for each of the top ten (10) Health Plan Partners by number of Accounts, and (iv) each other Contract for each of the top ten (10) CHCS Employer Clients by number of Accounts (each, a “Material Contract”). Each Material Contract is valid, binding and in full force and effect. Seller is not in material breach or material default under any of the Material Contracts, and no event has occurred that, through the passage of time or the giving of notice, or both, would constitute a material breach or material default by Seller or give rise to a right of termination or cancellation by any counterparty under any of the Material Contracts. To Seller’s Knowledge, no other Person is in material breach or material default under any of the Material Contracts, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material breach or material default.

Section 3.5         No Broker. Neither Seller nor any Affiliate of Seller has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with this Agreement or the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Seller or its Affiliates).

Section 3.6         Absence of Defaults. Seller is not in material default under or in material violation of (a) any Material Contract or other instrument, arrangement of understanding to which Seller is a party and by which the Accounts or Account Assets are bound or affected, and to Seller’s Knowledge no fact, circumstance or event has occurred which, upon notice, lapse of time, or both, would constitute such a material default or material violation; (b) any Applicable Law affecting the Accounts or Account Assets; or (c) any Order by which the Accounts or Account Assets are bound or affected.

Section 3.7         Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations or inquiries of any nature (collectively, “Proceedings”) that are pending or, to Seller’s Knowledge, threatened against or relating to Seller in connection with the administration of the Accounts or the custody of the Account Assets that (a) would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect or (b) would result, or reasonably be expected to result, in any Liability that would be material to the administration of the Continuing Accounts or the ownership of the Acquired Assets.

Section 3.8         Compliance with Applicable Law; Permits.

(a)           None of Seller or its Affiliates, officers, directors, employees or, to Seller’s Knowledge, agents is, or is owned or controlled by one or more Persons that are, (i) the subject of any sanctions administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Control, the U.S. State Department, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (“Sanctions”), or (ii) located, organized, or resident in a country or region which is the subject of comprehensive Sanctions.

(b)           Since January 1, 2021, Seller has administered the Accounts in accordance in all material respects with Applicable Law, including (x) Customer Identification Program provisions of Section 326 of the U.S.A. Patriot Act of 2001, the U.S. Foreign Corrupt Practices Act of 1977, the United States Export Administration Act of 2001, Regulations and Foreign Asset Control Regulations, Sanctions and anti-money laundering laws, rules, regulations and orders of jurisdictions applicable to Seller (collectively, “AML Laws”), including, the Customer Identification Program provisions of Section 326 of the U.S.A. Patriot Act of 2001, and is not in material default or material violation of any such Applicable Law. Seller has not received any communication, since January 1, 2021, from a Governmental Authority that alleges that Seller or any of its Affiliates is not in material compliance with any Applicable Law in connection with the custodial administration of the Accounts or the custody of the Account Assets. Seller has implemented and maintains in effect and enforces policies and procedures reasonably designed to ensure compliance by Seller and its Affiliates, directors, officers, employees and agents with Sanctions and AML Laws applicable to such Persons in connection with the custodial administration of the Accounts or the custody of the Account Assets.

(c)           Seller holds, owns or possesses all material Permits necessary for the lawful administration of the Accounts or the custody of the Account Assets by Seller (each, a “Material Permit”) and is in compliance with its obligations under such Material Permits in all material respects. Since January 1, 2021, none of such Material Permits has been challenged or revoked in any material respect and no statement of intention to challenge, revoke or fail to renew in any material respect any such Material Permit has been received in writing by Seller or any Affiliate thereof.

(d)           Neither Seller, nor to Seller’s Knowledge, any director or manager (or Persons performing similar functions), officer, employee, Affiliate or other Representative of Seller, has (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any payment in violation of Applicable Law to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or of any similar anti-bribery laws of any other jurisdiction, or (iii) established or maintained any unrecorded fund or asset or made false entries on any books or records for any purpose, except where failure to be in compliance would not have a Seller Material Adverse Effect.

Section 3.9         Taxes.

(a)           Seller or an Affiliate thereof has timely paid all Taxes that relate to the Accounts or any of the Acquired Assets that will have been required to have been paid on or prior to the applicable Conversion Date the nonpayment of which could reasonably be expected to (i) result in a lien for Taxes on the Account Assets or any of the Acquired Assets, (ii) result in Buyer becoming liable or responsible therefor or (iii) have a material adverse effect on Buyer’s ability to administer the Continuing Accounts or own the Acquired Assets.

(b)           None of the Acquired Assets are “tax-exempt use property” within the meaning of Section 168(h) and Section 470(c)(2) of the Code.

(c)           Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 3.10       Title. Except as set forth on Section 3.10 of the Seller Disclosure Schedule, Seller is the lawful owner of each of the Acquired Assets, free and clear of all Liens. Assuming the accuracy of Buyer’s representations and warranties and compliance with covenants set forth herein, on the applicable Conversion Date, Seller will transfer to Buyer good and valid title in and to all of the Acquired Assets, free and clear of all Liens.

Section 3.11       Accounts. All of the Accounts have been administered and originated in compliance in all material respects with the documents governing the Accounts (including all applicable Account Agreements) and all Applicable Law. There are no Accounts that are subject to any Proceeding that would prohibit or impair in any material respect the ability of Seller or any Affiliate thereof to consummate the Transactions.

Section 3.12       Data Privacy. With respect to any Personal Data collected, stored, used, disclosed, transferred, or otherwise processed by Seller or any Affiliate thereof in connection with the Accounts and Account Files:

(a)           Seller and each of its respective Affiliates complies, and has at all times complied in all material respects with (i) all applicable Laws pertaining to data protection, data privacy, data security, cybersecurity, cross-border data transfer, and general consumer protection laws as applied in the context of data privacy, data breach notification, electronic communication, telephone and text message communications, marketing by email or other channels, and other similar laws applicable to Seller and its Affiliates, including the Health Insurance Portability and Accountability Act of 1996 and all regulations implemented thereunder (“Data Protection Laws”); (ii) the terms of its own published, posted, and internal policies in respect of Seller’s and its Affiliates’ collection, use, security, and disclosure of Personal Data (“Privacy Policies”); and (iii) the terms of any Contracts or other legal requirements, including codes of conduct or industry standards that bind Seller and its Affiliates and are related to Seller and its Affiliates’ collection, access, use, storage, disclosure, transmission, destruction, or cross-border transfer of Personal Data related to the Accounts or the Acquired Assets (collectively, (i) – (iii) the “Data Protection Requirements”);

(b)           No notice, complaint, claim, enforcement action, proceeding, audit, or litigation of any kind has been served on, or initiated against Seller or any Affiliate in respect of the Accounts or Account Files under any Data Protection Requirement. Seller and its Affiliates have not received any subpoenas, demands, or other notices from any Governmental Authority investigating, inquiring into, or otherwise relating to any actual violation of any Data Protection Law, and no third party has asserted or threatened to assert a legal claim against Seller or any of its Affiliates regarding any actual violation of any Data Protection Requirement;

(c)           Seller and its Affiliates established and maintain physical, technical, and administrative security measures and policies, which are consistent in all material respects with the Privacy Policies and compliant with Data Protection Requirements;

(d)           Neither Seller nor any of its Affiliates has experienced any security breach, failure, crash, unavailability, loss, unauthorized access, use, modification, destruction, or disclosure, or other adverse events or incidents of Personal Data related to the Accounts or the Acquired Assets that would (i) require notification of individuals, law enforcement, or any Governmental Authority; (ii) require any remedial action under any applicable Data Protection Requirement; or (iii) have caused any substantial disruption of or interruption in the use of Seller or any of its Affiliates’ software, equipment or systems. There are no pending or expected complaints, actions, investigations, fines, or other penalties facing Seller or any Affiliate in connection with any such failure, crash, security breach, unauthorized access, use, loss, modification, destruction, or disclosure, or other adverse events or incidents; and

(e)           Neither the execution, implementation, or performance of this Agreement, including the transfer of any Personal Data related to the Accounts of the Acquired Assets, shall cause or give rise to a violation of any Data Protection Requirement.

Section 3.13       Financial Information. As of June 30, 2023, the Accounts were comprised of at least 662,567 HSAs and 2,805 Medical Savings Accounts, that collectively contain at least $2,775,829,316 in Account Assets. The financial and operating information in respect of the Accounts set forth on Section 3.13 of the Seller Disclosure Schedule is (a) based on the books and records of Seller and (b) true, accurate and complete in all material respects as of the dates set forth thereon.

Section 3.14       Absence of Certain Changes. Since December 31, 2022, except as contemplated by this Agreement, (a) Seller has administered the Accounts in all material respects in the ordinary course of business consistent with past practice and (b) there has not occurred, nor has any event or circumstance occurred that would have, or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

Section 3.15       Bankruptcy and Solvency. Seller is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Applicable Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Acquired Assets. Seller is not, and after giving effect to the consummation of the Transactions will not be, “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer law.

Section 3.16       Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Seller nor any Affiliate of Seller nor any of their respective Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer, express or implied, at law or in equity, written or oral, with respect to the Transactions, and Seller hereby disclaims any such representation or warranty whether by Seller or any Affiliate of Seller or any of their respective Representatives, or any other Person.

Article IV
Representations and Warranties of Buyer

Buyer hereby represents and warrants as of the Signing Date and each Conversion Date (except to the extent made only as of a specified date, in which case as of such date) to Seller as follows:

Section 4.1         Organization and Related Matters. Buyer is a corporation duly organized and validly existing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. Buyer is duly qualified under the Code (including Section 223(d)(1)(B) thereof) and other Applicable Laws to serve as a custodian with respect to health savings accounts and has the corporate power and authority to serve as custodian or administrator, as the case may be, for the Accounts, to accept a trustee-to-trustee transfer and the Custodial Transfer, and to own the Acquired Assets as and in the places where now administered or owned, as the case may be.

Section 4.2         Authority; No Violation.

(a)           Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly approved by all necessary corporate action on the part of Buyer. No other corporate proceeding on the part of Buyer or its controlled Affiliates is necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller or an Affiliate thereof, as applicable, this Agreement constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a Proceeding in equity or at law.

(b)           Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the Transactions nor compliance by Buyer with any of the terms or provisions hereof does or will (i) violate any provision of the certificate of incorporation or bylaws of Buyer or (ii) (A) violate any Applicable Law or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Buyer under any of the terms, conditions or provisions of any Contract to which Buyer is a party, or by which it or any of its properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or loss of benefits which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.3         Consents and Approvals. Except for filings required under the HSR Act, Buyer is not required to make any filings, declarations or registrations with any Governmental Authority or obtain any consents or approvals of any third party or Governmental Authority in connection with (a) the execution and delivery by Buyer of this Agreement or (b) the consummation by Buyer of the Transactions. There are no pending or threatened disputes or controversies between Buyer and any Governmental Authority, or investigation or inquiry by any such Governmental Authority, that could reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.4         Legal Proceedings. There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened against Buyer or any of its controlled Affiliates or their respective properties, assets or businesses that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.5         No Broker. None of Buyer or any of its Affiliates has employed any broker or finder or incurred any Liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Buyer or its Affiliates).

Section 4.6         Financing. Buyer has sufficient cash available to enable Buyer to pay the Purchase Price on the terms and conditions set forth herein.

Section 4.7         Limitations on Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement or in any document delivered pursuant hereto, neither Buyer nor any Affiliate of Buyer nor any of their respective Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, written or oral, with respect to the Transactions, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any Affiliate of Buyer or any of their respective Representatives or any other Person. Buyer acknowledges that, except as expressly set forth herein, Buyer has not relied upon any representation or warranty, express or implied, at law or in equity, written or oral, with respect to the Transactions.

Article V
HSA AND MSA Custodial Transfer Matters

Section 5.1         Notice of Resignation. No more than forty five (45) calendar days and no less than thirty (30) calendar days prior to the applicable Conversion Date, Seller shall distribute, or shall cause the Custodian to, pursuant to the provisions of the Custodian Agreement, distribute to each HSA Account Holder and MSA Account Holder in accordance with the terms of the applicable Account Agreement (the date of the first such distribution, the “Resignation Notice Date”) a duly executed resignation letter, which shall include the key terms attached hereto as Exhibit C (the “Custodian Resignation Letter”), pursuant to which inter alia Seller notifies each HSA Account Holder and each MSA Account Holder of the Custodian’s resignation as custodian of the applicable HSA Account or MSA Account, as applicable, effective as of the applicable Conversion Date and designates Buyer as new custodian of each applicable Continuing Account effective as of the applicable Conversion Date.

Section 5.2         Payment of Transfer Related Expenses. Buyer hereby agrees to pay, on behalf of Seller any and all documented termination fees, withdrawal penalties, consent and/or any similar fees (collectively, the “Transfer Related Expenses”) associated with (a) the resignation of the Custodian and its existing depository arrangements and (b) the termination of the Platform License and Technology Service Agreement, entered into as of October 1, 2019, by and between Seller and SaveDaily Financial Group, LLC, in an aggregate amount in the case of (a) and (b)  as set forth on Schedule 5.2 (the “Transfer Related Expenses Amount”) in accordance with this Section 5.2 and those certain letter agreements set forth on Schedule 5.2. At such time as any Transfer Related Expenses are due, Seller shall notify Buyer in writing of the amount of such Transfer Related Expenses, and the party to whom such Transfer Related Expenses shall be paid, including reasonable supporting documentation with respect to such Transfer Related Expenses (such notice, an “Expense Notice”). Buyer shall, pursuant to the terms, conditions and agreements set forth on Schedule 5.2, timely pay on behalf of Seller, by wire transfer of immediately available funds to an account and in an amount designated in writing by Seller, the portion of the Transfer Related Expenses Amount then due; provided, however, in the event this Agreement is terminated in accordance with Article XI, Seller shall, no later than ten (10) Business Days following such termination, reimburse Buyer for any Transfer Related Expenses previously paid by Buyer for any accounts that do not constitute Continuing Accounts. For the avoidance of doubt, Seller shall have no obligation to reimburse Buyer for any Transfer Related Expenses previously paid by Buyer for any Continuing Accounts.

Section 5.3         Transition Period Operating Matters. From and after the Signing Date until the applicable Conversion Date (the “HSA/MSA Transition Period”), for each HSA Account Holder and each MSA Account Holder, as applicable:

(a)           except as otherwise required by Applicable Law, Seller shall or shall cause the Custodian to administer the HSA Accounts and MSA Accounts in the ordinary course of business consistent with past practice;

(b)           without limiting the generality of the foregoing, except as otherwise required by Applicable Law or this Agreement, (i) Seller shall not and shall not permit the Custodian to amend, terminate or waive the terms of any Account Agreement, and (ii) Seller shall and shall cause the Custodian to comply with the obligations set forth on Schedule 2 hereto; and

(c)           Seller shall use commercially reasonable efforts to assist Buyer in Buyer’s efforts to enroll each existing Enterprise Partner, Health Plan Partner and CHCS Employer Client of Seller in Buyer’s HSA or MSA offering, as applicable, effective as of the applicable Conversion Date for such HSA Account or MSA Account, as applicable, including (i) providing reasonable access to Seller’s personnel and files associated with each such Enterprise Partner, Health Plan Partner and CHCS Employer Client, (ii) facilitating introductory communications as reasonably requested by Buyer, and (iii) providing information regarding such Enterprise Partner, Health Plan Partner and CHCS Employer Client’s program design, file integrations and key processes. Notwithstanding the foregoing, information provided regarding CHCS Employer Clients shall be limited solely to information related to HSA offerings or MSA offerings and CDB Account Engagements.

Section 5.4         Notice Period Reporting. During the period commencing on the Resignation Notice Date and ending on the applicable Conversion Date for such HSA Account or MSA Account, as applicable (the “HSA/MSA Notice Period”), Seller shall on a weekly basis provide to Buyer a written schedule identifying (i) each HSA Account and each MSA Account that has been terminated, liquidated or transferred to a third-party trustee or custodian during the HSA/MSA Notice Period, (ii) the name of the applicable HSA Account Holder or MSA Account Holder, as applicable, and related Enterprise Partner, if any, and (iii) the estimated value of the Account Assets held in such HSA Account or MSA Account, as applicable, on the date of such termination, liquidation or transfer.

Section 5.5         Custodial Resignation. Effective upon the Bulk Cash Assets Transfer on the applicable Conversion Date, Seller shall, without any action required on the part of Buyer, cause the Custodian to resign as custodian of the applicable HSA Accounts and MSA Accounts. During the HSA/MSA Transition Period, Seller shall use its best efforts to take all steps reasonably requested by Buyer to designate Buyer as custodian of the Continuing Accounts comprised of HSAs and/or MSAs effective as of the applicable Conversion Date.

Section 5.6         Investment Asset Matters. Unless otherwise agreed by the parties, the parties agree that only the Investment Assets identified on Schedule 3 hereto shall be included in the In-Kind Investment Assets Transfer. At most three (3) Business Days prior to the applicable Conversion Date, Seller shall cause any and all Investment Assets held in the Investment Accounts that will not be otherwise included in the In-Kind Investment Assets Transfer to be liquidated and converted to Cash Assets in accordance with the terms of the applicable Account Agreements to facilitate the transfer of such cash assets to Buyer in connection with the Bulk Cash Assets Transfer.

Section 5.7         Debit Card and Online Transaction Processing. Subject to Buyer’s compliance with its covenants in the immediately following sentence, at least three (3) Business Days prior to the applicable Conversion Date, Seller shall or shall cause the Custodian to terminate all debit card and online transaction processing capabilities in respect of the applicable HSA Accounts or MSA Accounts. Buyer covenants and agrees to provide to all HSA Account Holders and all MSA Account Holders, in each case, to whom Seller (or Custodian) has delivered a Custodian Resignation Letter on the Resignation Notice Date in accordance with the terms of this Agreement new debit cards and online transaction processing capabilities at least three (3) Business Days prior to the Conversion Date.

Section 5.8         Bulk Cash Assets Transfer. No later than 8:00 a.m. (Mountain Time) on the applicable Conversion Date, Seller shall provide Buyer with a schedule (the “Available Balance Report”) setting forth (i) the name of each HSA Account Holder and each MSA Account Holder, (ii) the account number associated with such HSA Account Holder’s HSA Account or MSA Account Holder’s MSA Account, as applicable, and (iii) the total amount of Cash Assets held in such HSA Account Holder’s HSA Account or MSA Account Holder’s MSA Account, as applicable, determined as of such time, and (iv) the employer by whom such HSA Account Holder or MSA Account Holder, as applicable, is employed. No later than 8:00 a.m. (Mountain Time) on the applicable Conversion Date, Seller shall cause the Custodian to send to Buyer by Wire Transfer an amount in cash equal to the sum of all Cash Assets included in the final Available Balance Report (the “Bulk Cash Assets Transfer”). From the Initial Conversion Date through the date that is thirty (30) calendar days after the Final Conversion Date, Seller and Buyer shall cooperate in good faith to reconcile all Continuing Account balances following the Bulk Cash Assets Transfer against the Continuing Account balance information set forth in the final Available Balance Report.

Section 5.9         Enrollment of New Accounts. From and after the date of the mailing of the Custodian Resignation Letter, Seller shall cease to enroll any new HSA or MSA Accounts associated with the Enterprise Partners, Health Plan Partners and Conduent Human Capital Solutions included in the conversion on a particular Conversion Date. Between the date of the mailing of the Custodian Resignation Letter and the applicable Conversion Date, Seller shall instruct such Enterprise Partners, Health Plan Partners and CHCS Employer Clients included in the conversion on a particular Conversion Date to direct all new HSA or MSA account enrollment requests to Buyer in order to facilitate Buyer’s efforts to enroll such accounts on Buyer’s platform.

Section 5.10       Recordkeeping Matters. From and after the Initial Conversion Date, Seller shall and shall cause the Custodian to provide Buyer with reasonable access to the Account Files relating to HSA Accounts or MSA Accounts upon reasonable advance notice. Such access shall occur only during normal business hours and shall be conducted in a manner that does not unreasonably interfere with Seller’s or the Custodian’s operations.

Section 5.11       Remittances. From and after the applicable Conversion Date, Seller shall and shall cause the Custodian to as promptly as reasonably practicable remit to Buyer by Wire Transfer any amounts received by Seller properly accruing to the Continuing Accounts that are HSAs or MSAs.

Section 5.12       In-Kind Investment Assets Transfer. No later than 8:00 a.m. (Mountain Time) on the applicable Conversion Date, Seller shall provide Buyer with a schedule (the “In-Kind Investment Asset Allocation Report”) setting forth (i) the name of each Account Holder, (ii) the account number associated with such Account Holder’s Account, (iii) the total amount of Investment Assets held in such Account Holder’s Account determined as of such date, and (iv) the dollar amount, number of shares or securities held, trading symbol and CUSIP number of each Investment Asset in such Account Holder’s Account. On the applicable Conversion Date, Seller shall cause the Custodian or any other Person holding Investment Assets to transfer to Buyer or Buyer’s designee the Investment Assets identified on Schedule 3 hereto in an amount equal to the sum of the amounts included in the In-Kind Investment Asset Allocation Report (the “In-Kind Investment Assets Transfer”).

Article VI
CDB Account Transition

Section 6.1         CDB Account Transition. From and after the Signing Date until the applicable Plan Year End following the applicable Conversion Date of an existing Enterprise Partner or CHCS Employer Client, including any run-out and grace periods of such benefit plan year (the “CDB Account Transition Period”), except as otherwise required by Applicable Law, Seller shall administer the CDB Account Engagements in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, during the CDB Account Transition Period, except as otherwise required by Applicable Law or this Agreement, Seller shall not amend, terminate or waive the terms of any CDB Account Engagement. Seller shall use commercially reasonable efforts to assist Buyer in Buyer’s efforts to enroll each existing Enterprise Partner of Seller and CHCS Employer Client in Buyer’s CDB Account and other product offerings effective as of the applicable Plan Year End, including (i) providing reasonable access to Seller’s personnel and files associated with each such Enterprise Partner and CHCS Employer Client, (ii) facilitating introductory communications as reasonably requested by Buyer, and (iii) providing information regarding such Enterprise Partner’s or CHCS Employer Client’s program design, file integrations and key processes. If a CHCS Employer Client does not enroll in Buyer’s CDB Account product offering by executing a replacement Contract (as described in the Partner Agreement) on commercially reasonable terms acceptable to Buyer by the end of the CDB Account Transition Period, Seller shall be entitled to continue to administer the CDB Account Engagement for such CHCS Employer Client.

Section 6.2         Contractual Matters; Cooperation.

(a)           Effective as of the applicable Plan Year End, either (1) in the case of an Enterprise Partner that has associated HSAs included in a Conversion Date, following the applicable Conversion Date, or (2) in the case of an Enterprise Partner that only offers CDB Account Engagements, no later than the Plan Year End following the Final Conversion Date, Seller shall use commercially reasonable efforts to terminate, or cause to be terminated, each Contract with such Enterprise Partner in respect of the CDB Account Engagements; provided that, for the avoidance of doubt, Seller shall not be the plan administrator for the plan year beginning on or after January 1, 2025. In connection with the termination of the Contracts in respect of the CDB Account Engagements, Seller will ensure that, for the plan year beginning prior to January 1, 2025, grace period and run-out activities for the CDB Account Engagements are completed by Seller’s existing service providers after the termination of the CDB Account Engagements. Buyer will offer to each Enterprise Partner whose Contract in respect of CDB Account Engagements with Seller shall have been terminated pursuant to this Section 6.2 a replacement Contract in respect of such CDB Account Engagements and negotiate with such Enterprise Partner in good faith; provided, that Buyer’s obligation under this sentence shall only be effective to the extent Seller shall have provided to Buyer a written copy of such terminated Contract prior to the date hereof. If Buyer and the applicable Enterprise Partner execute a replacement Contract on commercially reasonable terms acceptable to Buyer for the plan year following the final plan year administered by Seller, Buyer shall compensate Seller as set forth on Schedule 6.2(a).

(b)           Except as otherwise set forth in Section 6.1 solely with respect to the CHCS Employer Clients, Buyer’s engagement with such CHCS Employer Clients will be governed by the Partner Agreement.

Article VII
Other Agreements

Section 7.1         Confidentiality and Announcements; Communications.

(a)           From and after the Initial Conversion Date, the Confidentiality Agreement shall terminate and be of no force and effect with respect to any information relating to this Agreement, the Transactions or the Accounts. Further, Seller acknowledges and agrees that, notwithstanding anything to the contrary in the Confidentiality Agreement, in no event shall any action by Buyer or any of its Affiliates required or permitted by this Agreement be a breach of the Confidentiality Agreement.

(b)           Seller and its Affiliates shall not, for a period of five (5) years from and after the Signing Date, directly or indirectly, without the prior written consent of Buyer, disclose or use, any confidential or proprietary information involving or relating to Buyer, its Affiliates, the Accounts, the Acquired Assets, the Assumed Liabilities or this Agreement; provided, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); provided, further, that the provisions of this Section 7.1(b) will not prohibit (i) any use by Seller of any information related to Enterprise Partners, Health Plan Partners, employees associated with Conduent Human Capital Solutions or Account Holders so long as such use does not violate the provisions of Section 7.4(a) of this Agreement, (ii) any use by Seller of any information involving or relating to the Accounts, the Acquired Assets, or the Assumed Liabilities in Seller’s or its Affiliate’s other business lines, or (iii) any retention of copies of records or the making of any disclosure required by Applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to the other party, at its cost, to contest the same (to the extent such notice to the other party is legally permissible and reasonably practicable), or required pursuant to applicable regulatory or supervisory process, examination, inquiry or request. The provisions of this Section 7.1(b) shall expressly survive any termination of this Agreement in accordance with Article XI.

(c)           Seller shall consult Buyer as to the form, substance and timing of any press release or other public disclosure, if any, related to this Agreement or the Transactions and, except as required by Applicable Law, Order or stock exchange, neither Seller nor Buyer shall issue any press release or make any public disclosure without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Except as contemplated by this Agreement or with the prior written consent of Buyer, Seller shall not communicate with any Account Holder, Enterprise Partner, Health Plan Partner and CHCS Employer Clients in respect of the Transactions in any material respect without the prior written consent of Buyer. Notwithstanding the foregoing, either party may make any public disclosure with respect to this Agreement or the Transactions (i) that is contemplated by this Agreement, (ii) that is required by Applicable Law, Order or stock exchange, or (iii) that references generally without identifying the other party or the financial terms of the Transactions, the existence of this Agreement, the intended Conversion Dates and the consummation of the Transactions.

Section 7.2         Expenses. Except as otherwise contemplated hereby, Seller, on the one hand, and Buyer, on the other hand, shall each bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions.

Section 7.3         Further Assurances; Wrong Pocket. Each party to this Agreement shall, at the request of the other, at any time and from time to time following the Signing Date, at the cost of the requesting party, execute and deliver to the requesting party such further instruments as may be reasonably necessary or appropriate in order to confirm or carry out more effectively the provisions of this Agreement. If at any time after the Initial Conversion Date (i) Buyer or its designee holds any Excluded Liabilities or (ii) Seller holds any Acquired Assets or Assumed Liabilities, Buyer or Seller, as the case may be, will promptly transfer (or cause to be transferred) such assets or assume (or cause to be assumed) such Liabilities to or from (as the case may be) the other party, without further consideration from the other party. Prior to any such transfer, the party receiving or possessing any such asset will hold it in trust for such other party.

Section 7.4         Non-Competition.

(a)           Seller acknowledges and agrees that (i) the agreements and covenants contained in this Section 7.4 are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the Acquired Assets; (ii) Buyer has agreed to purchase the Acquired Assets in reliance on the covenants made by Seller in this Section 7.4; and (iii) Buyer would not have agreed to purchase the Acquired Assets in the absence of the covenants made by Seller in this Section 7.4. Therefore, Seller agrees that, (x) during the Restricted Period, neither Seller nor any of its Affiliates shall provide services directly competitive with the services Buyer or its Affiliates provide in the United States with respect to HSA or CDB Accounts as of the date hereof, except as expressly contemplated by this Agreement (including, for the avoidance of doubt, Seller continuing to administer CDB Account Engagements for any CHCS Employer Client for which Buyer does not execute a replacement Contract in accordance with Section 6.1) or the Partner Agreement and (y) from the date of this Agreement until the fifth (5th) anniversary of the Final Conversion Date, neither Seller nor any of its Affiliates shall engage in Interfering Activities, except as expressly contemplated by this Agreement. Notwithstanding the foregoing, the parties agree that nothing in this Agreement shall be construed to prohibit or otherwise limit Seller or any of its Affiliates from (I) generally soliciting financial services or any other businesses, including but not limited to deposits, loans and other financial products, in any geography or in any manner, (II) owning, as a passive investment, an aggregate of less than 2% of any class of voting securities (as defined in 12 C.F.R. § 225.2(q)(1)) outstanding of a corporation or other Person, or (III) engaging in any commercial or investment banking activities; provided, that such activities do not involve Seller or its Affiliate providing services directly competitive with Buyer or its Affiliates in the United States with respect to HSA or CDB Accounts. The parties further agree that this Section 7.4(a) shall not apply to any Person acquired by Seller or any of its Affiliates after the Initial Conversion Date (an “Acquired Person”) if (x) the business, operations, assets, liabilities, sales, revenues, profits, expenses or losses of such Acquired Person, in the twelve (12) calendar month period prior to its acquisition by Seller or its Affiliate, were not primarily dedicated to, derived from or attributable to the business of providing services competitive with Buyer or its Affiliates in the United States with respect to HSA or CDB Accounts and (y) the revenues in the twelve (12) calendar month period prior to its acquisition by Seller or its Affiliate of such Acquired Person dedicated to, derived from or attributable to the business that is competitive with Buyer or its Affiliates in the United States with respect to HSA or CDB Accounts (an “Acquired HSA Business”) (1) did not exceed forty percent (40%) of the total revenues of such Acquired Person and (2) also did not exceed Fifty Million Dollars ($50,000,000) in the aggregate. During the Restricted Period, in the event this Section 7.4(a) applies and the revenue of such Acquired Person with respect to HSA and CDB Accounts exceeds Twenty Million Dollars ($20,000,000) in the aggregate, Seller shall, within 30 days of any such acquisition, provide to Buyer a right of first offer to purchase from Seller the Acquired HSA Business of such Acquired Person. If Buyer elects to purchase such Acquired HSA Business from Seller, Seller and Buyer shall use reasonable best efforts to determine a purchase price for and enter into a definitive agreement pursuant to which Buyer will purchase from Seller, the Acquired HSA Business. If Buyer elects not to purchase such Acquired HSA Business from Seller, Seller shall not be required to divest of such Acquired HSA Business and the restrictions set forth in this Agreement shall not apply to such Acquired HSA Business.

(b)           If any court of competent jurisdiction shall at any time deem the duration or the geographic scope of any of the provisions of this Section 7.4 unenforceable, the other provisions of this Section 7.4 shall nevertheless stand and the duration and/or geographic scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Applicable Law, and the parties agree that such court shall reduce the time period and/or geographic scope to permissible duration or size.

(c)           Without limiting the remedies available to Buyer, Seller acknowledges that a breach of any of the applicable covenants contained in this Section 7.4 may result in material irreparable injury to Buyer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction (without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining Seller from engaging in activities prohibited by this Section 7.4), or such other relief as may be required specifically to enforce any of the covenants in this Section 7.4. Notwithstanding any other provision to the contrary, (x) the Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 7.4 and during any other period required for litigation during which Buyer seeks to enforce such covenants against Seller if it is ultimately determined that Seller was in breach of such covenants and (y) the provisions of this Section 7.4 shall expressly survive any termination of this Agreement to the extent permitted under Section 11.2.

Section 7.5         Employee Matters. Prior to the Initial Conversion Date, Buyer may, or may cause one of its Affiliates to, extend offers of employment to certain employees of Seller or its Affiliates (each, an “Offeree Employee”). All such offers of employment to Offeree Employees shall be on terms acceptable to Buyer. Neither Seller nor any of its Affiliates shall knowingly cause or attempt to cause any Offeree Employee to reject Buyer’s or its Affiliate’s offer of employment. Nothing in this Agreement shall be construed as an employment contract between Buyer and any Offeree Employee.

Section 7.6         No Shop.

(a)           Until the earlier of the Final Conversion Date or the termination of this Agreement in accordance with Article XI, Seller will not, and will use its best efforts to cause its Affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Account Portfolio to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Proposal.

(b)           Seller will as promptly as reasonable practical (and in no event later than three (3) Business Days after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Buyer orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably lead to an Acquisition Proposal or any request for nonpublic information relating to the Account Portfolio (including the material terms thereof) that is made or submitted by any Person prior to the Initial Conversion Date.

Section 7.7         Consents. Without limiting the obligations set forth in Section 7.8, each of Buyer and Seller shall use their respective commercially reasonable efforts to obtain all consents and approvals referred to in Section 3.3 of the Seller Disclosure Schedule and Section 4.3; provided, however, that in no event shall Seller be obligated to pay any costs, fees, expenses in connection therewith (other than costs reimbursed by Buyer pursuant to Section 5.2).

Section 7.8         Regulatory Approvals.

(a)           Each of Seller, on the one hand, and Buyer, on the other hand, shall cooperate with one another and use its commercially reasonable efforts to, and cause its respective Affiliates to use their commercially reasonable efforts to, (i) prepare all necessary documentation (including furnishing all information required under the HSR Act) to effect promptly all necessary filings with any Governmental Authority and (ii) obtain all consents, waivers and approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement. Subject to Applicable Law and or any disclosures that would compromise privileged attorney-client communications, each of Seller, on the one hand, and Buyer, on the other hand, shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. Neither Seller, on the one hand, nor Buyer, on the other hand, shall independently participate in any meeting or conference call with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. To the extent permissible under Applicable Law, each of Seller, on the one hand, and Buyer, on the other hand, will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act.

(b)           Without limiting the generality of the undertakings pursuant to this Section 7.8, each of Seller, on the one hand, and Buyer, on the other hand, shall provide or cause to be provided as promptly as practicable to any Governmental Authority information and documents requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, and, to the extent available, requesting early termination of the applicable waiting period under the HSR Act, and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act. Buyer shall be responsible for all filing fees under the HSR Act.

(c)           In the event any claim, action, suit, investigation or other Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Transactions contemplated hereby or seeks damages in connection therewith, Seller and Buyer agree to cooperate and use their commercially reasonable efforts to defend against such claim, action, suit, investigation or other Proceeding and, if an injunction or other Order is issued in any such action, suit or other Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Transactions.

(d)           Notwithstanding the foregoing, nothing in this Section 7.8 shall require, or be construed to require, Seller, Buyer or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Conversion Dates, any assets, businesses or interests of Seller, Buyer or any of their respective Affiliates, including the Acquired Assets; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests; or (iii) any modification or waiver of the terms and conditions of this Agreement.

Section 7.9         Conversions. If, from the date of this Agreement through the earlier of (x) the termination of this Agreement in accordance with Article XI or (y) the Final Conversion Date, any Enterprise Partner, Health Plan Partner or CHCS Employer Client formally, in writing, informs Seller of an intent to terminate its relationship with Seller, the Accounts or Account Assets associated with such Enterprise Partner, Health Plan Partner or CHCS Employer Client shall not be included in any Conversion Date and Seller shall, within thirty (30) days following the Final Conversion Date, coordinate a transfer of such HSA Accounts to the custodian designated in writing to Seller by such Enterprise Partner, Health Plan Partner or CHCS Employer Client.

Article VIII
Tax Matters

Section 8.1         Tax Cooperation. Each party hereto shall cooperate and provide to the other party hereto such information and assistance as may reasonably be requested in connection with (i) the preparation of any Tax Return relating to the Accounts, the Continuing Accounts or the Acquired Assets, (ii) the conduct of any audit or other examination by any Taxing Authority relating to any liability for Taxes relating to the Accounts, the Continuing Accounts or the Acquired Assets, and (iii) the prosecution or defense of any claim, suit or proceeding relating to any Tax Return relating to the Accounts, the Continuing Accounts or the Acquired Assets.

Section 8.2         Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) imposed on Buyer or Seller or any of their Affiliates in connection with this Agreement and the sale of the Acquired Assets (“Transfer Taxes”) will be borne and paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller when due, and Buyer, at its own expense, will cause to be filed all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and Seller shall cooperate and, as required by Applicable Law, join in the execution of all necessary Tax Returns and other documentation with respect to Transfer Taxes.

Section 8.3         Tax Reporting.

(a)           Form 1099-SA.  Seller shall cause the Custodian to issue Form 1099-SA to all HSA Account Holders and all MSA Account Holders and the Internal Revenue Service reporting all reportable distributions made on or prior to the applicable Conversion Date.

(b)           Form 5498-SA.  Seller shall cause the Custodian to issue Form 5498-SA to all HSA Account Holders and all MSA Account Holders and the Internal Revenue Service reporting all reportable contributions made for periods prior to the applicable Conversion Date.

(c)           Buyer and Seller shall, and Seller shall cause the Custodian to, retain, in accordance with their respective standard recordkeeping policies and procedures, and provide the other party with all records or other information that may be reasonably relevant to the preparation of Forms 1099-SA and 5498-SA contemplated by this Section 8.3.  Buyer agrees to indemnify Seller for any penalty, interest, claim, fee (including reasonable attorney’s fees) or other liability or expense which may be imposed upon or asserted against Seller as a result of Buyer’s failure to timely and accurately report such reportable payments, as contemplated by this Section 8.3 or as required by Applicable Law, unless such failure by Buyer is due to Seller’s failure to provide to Buyer in a timely manner the amount of such reportable payments earned or paid by Account Holders through the applicable Conversion Date.  Seller agrees to indemnify Buyer for any penalty, interest, claim, fee (including reasonable attorney’s fees) or other liability or expense which may be imposed upon Buyer as a result of Buyer’s failure to timely and accurately report such reportable payments earned or paid by Account Holders if Buyer’s failure is caused by Seller’s failure to provide in a timely manner the amount of Account Holder contributions and distributions through the applicable Conversion Date or errors in such information provided by Seller to Buyer.

(d)           For purposes of Section 223 of the Code, the parties shall treat this transaction as a trustee to trustee transfer.

Section 8.4         Refunds. Seller shall be entitled to any refunds of Taxes in respect of Excluded Taxes that are received by Buyer or any of its Affiliates, including such refunds received by way of any credits that become available against the Tax liability of Buyer or any of its Affiliates. Buyer shall pay over to Seller, or a designated Affiliate of Seller, any such refund or the amount of any such credit, net of any expenses or Taxes incurred by Buyer or any of its Affiliates reasonably attributable to such refund or credit, within fifteen (15) days after receipt of such refund or, in the case of a credit, no later than fifteen (15) days following the filing of the applicable Tax Return where such credit is used to actually reduce Taxes otherwise payable. If any refund or credit paid over to Seller is subsequently disallowed, Seller shall promptly repay to Buyer or its Affiliate, as applicable, the amount of such disallowed refund or credit, together with any interest and penalties that are payable to the applicable Taxing Authority.

Article IX
Indemnification

Section 9.1         Survival of Representations and Warranties and Agreements. The respective representations and warranties of Seller and Buyer contained in this Agreement shall not survive the applicable Conversion Date and, except in the case of any action related to Fraud or intentional misrepresentation, there shall be no liability with respect thereof on the party of any Indemnifying Party; provided, that, notwithstanding the foregoing, (i) (A) the Seller Fundamental Representations and (B) the Buyer Fundamental Representations shall survive the Final Conversion Dates and shall terminate upon the later of (x) the fourth (4th) anniversary of the Final Conversion Date and (y) the expiration of the applicable statute of limitations and (ii) any action relating to Fraud or intentional misrepresentation shall survive indefinitely. The respective covenants and agreements of Seller and Buyer contained in this Agreement shall survive the Signing in accordance with their terms. The period from the Signing to the expiration, if any, of a representation, warranty, covenant or agreement hereunder shall be referred to with respect to a claim for indemnification thereunder as the “Survival Period.”

Section 9.2         Indemnification by Seller.

(a)           Subject to the provisions of this Article IX, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates and its and their respective stockholders, officers, directors, employees, representatives and agents (collectively, the “Buyer Indemnitees”) from and after the Signing Date from and against any and all claims, losses, damages (but excluding lost profits, diminution in value or consequential damages and similar damages, except if and to the extent any such damages are recovered against an Indemnified Party pursuant to any component of any claim, settlement, award or judgment against such Indemnified Party by any unaffiliated third party), Liabilities, awards, judgments, costs and expenses (including reasonable attorneys’ fees) (“Damages”) incurred by the Buyer Indemnitees to the extent caused by:

(i)         any breach of any of the Seller Fundamental Representations made in this Agreement by Seller; provided, that, in the case of any such Seller Fundamental Representation that is limited by “materiality,” “Material Adverse Effect” or any similar term or limitation, the amount of Damages shall be determined as if such “materiality,” “Material Adverse Effect” or similar term or limitation were not included therein;

(ii)        any breach of any covenant or agreement of Seller made herein, including, but not limited to, failing to liquidate and convert Investment Assets held in the Investment Accounts to Cash Assets within five (5) Business Days or less of the applicable Conversion Date as required by Section 5.6; or

(iii)       any Excluded Liability.

(b)           Notwithstanding the foregoing, Seller’s maximum Liability to the Buyer Indemnitees for all Damages arising under Section 9.2(a)(i) and Section 9.2(a)(ii) (other than a breach by Seller of Section 7.4) shall not exceed the aggregate Purchase Price paid to Seller hereunder, except to the extent Seller does not use its good faith efforts to comply with any of its covenants or agreements contained herein. Notwithstanding anything herein to the contrary, the limitation set forth in this Section 9.2(b) shall not apply in respect of any indemnification obligation to the extent arising out of or resulting from fraud or willful misrepresentation by Seller. For the avoidance of doubt, except in the event of Fraud, there shall be no indemnification by Seller of any Buyer Indemnities for any breach of any of the representations or warranties set forth in this Agreement other than the Seller Fundamental Representations.

Section 9.3         Indemnification by Buyer.

(a)           Subject to the provisions of this Article IX, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates and their respective stockholders, officers, directors, employees, representatives and agents (collectively, the “Seller Indemnitees”) from and after the Signing Date from and against any and all Damages incurred by the Seller Indemnitees to the extent caused by:

(i)         any breach of any of the Buyer Fundamental Representations made in this Agreement by Buyer; provided, that, in the case of any Buyer Fundamental Representation that is limited by “materiality,” “Material Adverse Effect” or any similar term or limitation, the amount of Damages shall be determined as if such “materiality,” “Material Adverse Effect” or similar term or limitation were not included therein;

(ii)        any breach of any covenant or agreement of Buyer made herein; or

(iii)       any Assumed Liability.

(b)           Notwithstanding the foregoing, Buyer’s maximum Liability to the Seller Indemnitees for all Damages arising under Section 9.3(a)(i) and Section 9.3(a)(ii) shall not exceed the aggregate Purchase Price paid to Seller hereunder, except to the extent Buyer does not use its good faith efforts to comply with any of its covenants or agreements contained herein. Notwithstanding anything herein to the contrary, the limitation set forth in this Section 9.3(b) shall not apply in respect of any indemnification obligation to the extent arising out of or resulting from fraud or willful misrepresentation by Buyer. For the avoidance of doubt, except in the event of Fraud, there shall be no indemnification by Buyer of any Seller Indemnities for any breach of any of the representations or warranties set forth in this Agreement other than the Buyer Fundamental Representations.

Section 9.4         Indemnification Procedure.

(a)           Promptly after the incurrence of any Damages by the party seeking indemnification hereunder (the “Indemnified Party”), the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) a notice (the “Claim Notice”), which Claim Notice shall be delivered within the relevant Survival Period; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure, and shall:

(i)         state that the Indemnified Party has paid or properly accrued Damages for which such Indemnified Party is entitled to indemnification pursuant to this Agreement; and

(ii)        specify in reasonable detail each individual item of Damages included in the amount so stated to the extent known, to whom such item was paid or is anticipated to be paid to the extent known, the date such item was paid or properly accrued and the nature of the breach of representation, warranty, covenant or agreement and the computation of the amount, if reasonably capable of computation, to which such Indemnified Party claims to be entitled hereunder.

(b)           Claims for Damages specified in any Claim Notice with respect to which the parties agree in writing to be due, or which are determined by final, non-appealable order of a court of competent jurisdiction to be due, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim, subject to the limitations of this Article IX, the Indemnifying Party shall pay to the Indemnified Party an amount equal to the Agreed Claim by Wire Transfer to the bank account or accounts designated in writing by the Indemnified Party not less than one (1) Business Day prior to such payment.

(c)           Promptly after the assertion by any third party of any claim against any Indemnified Party that may result in the incurrence by such Indemnified Party of Damages for which such Indemnified Party would be entitled to indemnification pursuant to this Agreement, such Indemnified Party shall deliver to the Indemnifying Party a Claim Notice; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure, and the Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel (who shall be reasonably acceptable to the Indemnified Party), such claim, and the Indemnifying Party shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted by Applicable Law. If the Indemnifying Party shall, in accordance with the previous sentence, undertake to compromise or defend any such claim, it shall reasonably promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees in such case to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such claim. Notwithstanding an election by the Indemnifying Party to assume the defense of such action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in, but not control, the defense of such action or proceeding. The Indemnifying Party shall bear the reasonable fees, costs and expenses of one (1) firm of such separate counsel (such single firm representing all Indemnified Parties), if, but only if, (i) the Indemnified Party shall have been advised by counsel that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) the Indemnifying Party shall have authorized in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any such claim subject to this Section 9.4(c), including keeping such Persons informed of all material developments relating to any such claims, and providing copies of all relevant material correspondence and documentation relating thereto and also including, as required, the furnishing of personnel and witnesses and the execution of documents in each case as necessary for any defense of such third-party claim and at no cost to the other party (subject to reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with such defense being considered part of Damages hereunder). If the Indemnifying Party receiving such Claim Notice does not elect within thirty (30) days to defend such third-party claim, the Indemnified Party shall have the right, at the Indemnifying Party’s expense, to defend such claim; provided, that the Indemnifying Party shall not be liable for the fees and expenses of more than one (1) firm of counsel for all Indemnified Parties. No Indemnifying Party shall be liable to indemnify any Indemnified Party for any settlement of any such action or claim effected without the consent of the Indemnifying Party, but if settled with the written consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such action, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages by reason of such settlement or judgment, subject to the limitations set forth in this Article IX. If the Indemnifying Party shall assume the defense of any claim in accordance with the provisions of this Section 9.4(c), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of such claim, but only if the settlement does not release the Indemnified Party from all Liabilities and obligations with respect to such claim, or the settlement is in excess of the remaining portion of the Purchase Price set forth in Section 9.2 or Section 9.3, as applicable, or if the settlement imposes injunctive or other non-monetary equitable relief against the Indemnified Party. The Indemnified Party and the Indemnifying Party each agrees to cooperate fully in all matters covered by this Section 9.4(c), including, as required, the furnishing of books and records, personnel and witnesses and the execution of documents, in each case as necessary for any defense of such third-party claim and at no cost to the other party (provided that any reasonable out-of-pocket expenses of the Indemnified Party incurred in connection with the foregoing shall be considered part of Damages hereunder).

(d)           Anything to the contrary in this Section 9.4 notwithstanding, if a third-party claim that primarily relates to Taxes or Excluded Taxes includes or could reasonably be expected to include both a claim for Taxes that are Excluded Taxes and a claim for Taxes that are not Excluded Taxes, and such claim for Taxes that are Excluded Taxes is not separable from such a claim for Taxes that are not Excluded Taxes, Seller (if the claim for Taxes that are Excluded Taxes exceeds or reasonably could be expected to exceed in amount the claim for Taxes that are not Excluded Taxes) or otherwise Buyer (Seller or Buyer, as the case may be, the “Controlling Party”), shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”). In such case, the other party (Seller or Buyer, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Excluded Taxes and the Tax Claim that are not Excluded Taxes. Notwithstanding the foregoing, Seller shall be entitled to control in all respects, and neither Buyer nor any of its Affiliates shall be entitled to participate in, the defense of any third-party claim that relates to any income, franchise, gross receipts or similar Taxes of Seller or any of its Affiliates.

Section 9.5         Certain Damages; Certain Offsets; Calculation of Damages.

(a)           Notwithstanding anything herein to the contrary, in no event shall an Indemnifying Party have liability to the Indemnified Party for any punitive, exemplary or consequential damages, diminution in value, lost profits or similar damages except if and to the extent any such damages are recovered against an Indemnified Party pursuant to any component of any claim, settlement, award or judgment against such Indemnified Party by any unaffiliated third party.

(b)           For purposes of calculating the monetary amount of Damages for which any claim may be made against any Indemnifying Party, such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under insurance policies, net of any increase in premiums directly attributable to such recovery for the year of the claim and the following year, deductibles or co-pays incurred in connection therewith, including reasonable costs of collection.

(c)           Each Indemnified Party will use its commercially reasonable efforts to mitigate each loss or Liability for which such Indemnified Party is or may become entitled to be indemnified hereunder, including by (i) using commercially reasonable efforts in pursuing and attempting to recover any insurance proceeds available to it as a result thereof and (ii) incurring costs only to the extent reasonably appropriate to remedy any breach or remediate any other situation. If such Indemnified Party mitigates its loss after the Indemnifying Party has paid the Indemnified Party under this Article IX in respect of that loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) promptly after the benefit is received. Notwithstanding the foregoing, in no event shall any Buyer Indemnitee be required to seek recourse pursuant to the Letter Agreement in order to mitigate any loss or Liability for which such Buyer Indemnitee may be entitled to indemnification hereunder.

Section 9.6         Exclusive Remedy. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party in connection with the Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article IX. Nothing in this Section 9.6 shall limit any party’s right to seek and obtain any equitable relief to which such party shall be entitled hereunder or to seek any remedy on account of any party’s fraudulent, criminal or willful misconduct.

Section 9.7         Treatment of Indemnification Payments. Any amounts payable under this Article IX shall for all purposes be treated by Buyer and Seller as an adjustment to the Purchase Price.

Article X
Conditions to Conversion

Section 10.1       Conditions to Obligations of Buyer. Unless waived in writing by Buyer, the obligation of Buyer to consummate the Transactions is conditioned upon satisfaction of each of the following conditions:

(a)           Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order (whether temporary, preliminary or permanent) that is in effect and that (i) prohibits, makes illegal or materially and adversely affects the consummation of the Transactions or (ii) would cause such Transactions to be rescinded (each, a “Restraint”);

(b)           Representations and Warranties. (x) The representations and warranties of Seller contained in this Agreement (other than the Seller Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of each Conversion Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Seller Material Adverse Effect and (y) the Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of each Conversion Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date);

(c)           Covenants and Other Agreements. Seller shall have performed, in all respects, its covenants, promises and agreements in this Agreement on or prior to the applicable Conversion Date;

(d)           Master Services Agreement. Buyer and Seller shall have entered into the Master Services Agreement to be effective as of the Initial Conversion Date;

(e)           Partner Agreement. Buyer and Seller shall have entered into the Partner Agreement to be effective as of the Initial Conversion Date;

(f)           Terminations. As of the Initial Conversion Date, (i) no Enterprise Partner associated with more than five percent (5%) of the HSA Accounts or Account Assets contained in the Account Portfolio as of June 11, 2023 has, whether formally or informally, orally or in writing, informed Seller of an intent to terminate its relationship with Seller; (ii) no Health Plan Partner associated with more than five percent (5%) of the Accounts or Account Assets contained in the Account Portfolio as of June 11, 2023 has, whether formally or informally, orally or in writing, informed Seller of an intent to terminate its relationship with Seller; and (iii) no CHCS Employer Client representing more than five percent (5%) of the HSA Accounts or Account Assets contained in the Account Portfolio as of June 11, 2023 has, whether formally or informally, orally or in writing, informed Seller of an intent to terminate its relationship with Seller;

(g)           Seller Officers’ Certificate. Buyer shall have received a certificate dated as of each Conversion Date and executed by a duly authorized officer of Seller to the effect that each of the conditions specified above in clauses (b), and (c) of this Section 10.1 are satisfied in all material respects;

(h)           Regulatory Approval. The waiting period or required approval applicable to the Transactions under the HSR Act shall have expired or been received; and

(i)            Liens. Buyer shall have received evidence that all liens on the Acquired Assets have been released and such lien releases shall be in customary form reasonably acceptable to Buyer.

Section 10.2       Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the Transactions is conditioned upon satisfaction of each of the following conditions:

(a)           Orders. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Restraint;

(b)           Representations and Warranties. (x) The representations and warranties of Buyer contained in this Agreement (other than the Buyer Fundamental Representations) shall be true and correct in all respects as of the date of this Agreement and as of each Conversion Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect and (y) the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of each Conversion Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date);

(c)           Covenants and Other Agreements. Buyer shall have performed, in all respects, its covenants and agreements herein on or prior to the applicable Conversion Date;

(d)           Master Services Agreement. Buyer and Seller shall have entered into the Master Services Agreement to be effective as of the Initial Conversion Date;

(e)           Partner Agreement. Buyer and Seller shall have entered into the Partner Agreement to be effective as of the Initial Conversion Date;

(f)            Buyer Officers’ Certificate. Seller shall have received a certificate dated as of each Conversion Date and executed by a duly authorized officer of Buyer to the effect that each of the conditions specified above in clauses (b) and (c) of this Section 10.2 are satisfied in all material respects; and

(g)           Regulatory Approval. The waiting period or required approval applicable to the Transactions under the HSR Act shall have expired or been received.

Section 10.3       Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in Section 10.1 or Section 10.2, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 7.7 and Section 7.8.

Article XI
Termination

Section 11.1       Termination of Agreement. This Agreement may be terminated at any time prior to the Initial Conversion Date:

(a)           by the mutual written agreement of Buyer and Seller;

(b)           by Buyer if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 10.1(b) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 10.1(c) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Buyer specifying the nature of such breach or failure and requesting that it be remedied; provided that Buyer may not terminate this Agreement based upon the failure of the conditions set forth in Section 10.1(b) or Section 10.1(c) to be satisfied if such failure was primarily caused by Buyer’s breach of this Agreement;

(c)           by Seller, if (i) at the time of such termination any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 10.2(b) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Buyer hereunder to the extent that the condition set forth in Section 10.2(c) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Buyer within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 10.2(b) or Section 10.2(c) to be satisfied if such failure was primarily caused by Seller’s breach of this Agreement;

(d)           by Seller or Buyer, in the event that all three Conversion Dates have not occurred by June 30, 2024 (or such other date mutually and reasonably agreed between the parties in writing), unless the failure to so consummate is primarily due to a breach of this Agreement by the party seeking to terminate; or

(e)           if any Restraint shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to a party hereto if such Restraint was primarily due to such party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement.

Section 11.2       Effect of Termination. In the event of termination of this Agreement, except for any provision that expressly survives termination of this Agreement, no party hereto, or any of its directors, officers, employees, agents or Affiliates, shall have any liability or further obligation to any other party, except that neither Seller nor Buyer shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, following such termination, (x) Section 7.4 of this Agreement shall not apply to any Accounts that are not Continuing Accounts, unless this Agreement is terminated because of a willful breach of this Agreement by Seller and (y) the covenants set forth in Sections 5.10, 5.11, 6.1, 6.2, 7.3, 7.4 and 8.3 (and the related definitions) of this Agreement that apply following the Initial Conversion Date shall survive termination with respect to Continuing Accounts.

Article XII
Miscellaneous

Section 12.1       Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by each of the parties. No waiver of any party to this Agreement will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 12.2       Entire Agreement. This Agreement (including the Seller Disclosure Schedule, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein or therein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto), constitutes the entire agreement of the parties, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

Section 12.3       Interpretation. When a reference is made in this Agreement to Articles, Sections, Schedules or Exhibits, such reference shall be to an Article of, Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

Section 12.4       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 12.5       Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered in person, (ii) transmitted by email (with electronic confirmation, provided, that a copy of the notice or other communication is sent by overnight courier) or (iii) delivered by an overnight courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller, to:

Conduent Incorporated
100 Campus Drive, Suite 200
Florham Park, N.J. 07932
Attention:	Michael Krawitz, Executive Vice President, General Counsel and Secretary
Email:	michael.krawitz@conduent.com

With a copy (which shall not constitute notice), to:

Holland & Knight LLP
515 East Las Olas Boulevard, Suite 1200
Fort Lauderdale, Florida 33301
Attention:	Tammy Knight
Alvin Johnson, Jr.
Email:	Tammy.Knight@hklaw.com
Alvin.Johnson@hklaw.com

If to Buyer, to:

HealthEquity, Inc.
15 W. Scenic Pointe Drive, Suite 100
Draper, UT 84020
Attention:	Jon Kessler, Chief Executive Officer
Delano W. Ladd, General Counsel
Email:	JKessler@healthequity.com
legal_dept@healthequity.com

With a copy (which shall not constitute notice), to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Matthew J. Haddad
Erin Kinney
Email:	mhaddad@willkie.com
ekinney@willkie.com

Section 12.6       Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any buyer of all or substantially all of the assets of such party and its subsidiaries taken as a whole. This Agreement may not be assigned by any of the parties without the prior written consent of Buyer, in the case of any assignment by Seller, and Seller, in the case of any assignment by Buyer. Except as otherwise expressly set forth in Article IX, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 12.7       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an email or by other electronic means, including via www.DocuSign.com (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any Electronic Document shall be re-executed in original form by the party or parties who executed the Electronic Document. No party may raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, email or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

Section 12.8       Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action arising under this Agreement or in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the Transactions, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

Section 12.9       Governing Law; Venue. This Agreement and any claim, demand, action or cause of action arising under this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. The parties irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or any of the Transactions. To the fullest extent that they may effectively do so under Applicable Law, the parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 12.10     Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the courts referenced in Section 12.9 to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the courts referenced in Section 12.9 of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 12.11     No Third-Party Beneficiary. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective heirs, executors, successors and permitted assigns.

Section 12.12     Bulk Sales Waiver. The parties waive compliance with any “bulk sales” and similar laws applicable to the Transactions.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties have caused this Custodial Transfer and Asset Purchase Agreement to be executed as of the date first above written.

SELLER:

CONDUENT BUSINESS SERVICES, LLC

By:	/s/ Clifford A. Skelton
Name: Clifford A. Skelton
Title: Chief Executive Officer and President

BUYER:

HEALTHEQUITY, INC.

By:	/s/ James Lucania
Name: James Lucania
Title: Chief Financial Officer

[Signature Page to Custodial Transfer and Asset Purchase Agreement]